Exhibit 10.11
ASSUMPTION OF GUARANTY
     ASSUMPTION OF GUARANTY dated as of January 1, 2003 made by Northrop Grumman Systems Corporation, a Delaware corporation (“Guarantor”), in favor of and for the benefit of bondholders of the Mississippi Business Finance Corporation’s Economic Development Revenue Bonds (Ingalls Shipbuilding, Inc. Project) Taxable Series 1999 A (the “Bonds”).
     WHEREAS, Litton Industries, Inc. (“Litton”), a Delaware corporation, was a wholly-owned subsidiary of Northrop Grumman Corporation until January 1, 2003, at which time Litton was merged into Guarantor (the “Merger”). Pursuant to the Merger, Guarantor assumed all of the obligations of Litton.
     WHEREAS, Litton entered into a Guaranty Agreement (the “Guaranty”), dated as of May 1, 1999 with The First National Bank of Chicago, now named Bank One, as Trustee (the “Trustee”) (a copy of which is attached as Exhibit A), for the benefit of the bondholders of the Bonds, and the Guarantor wishes to confirm in writing its assumption of Litton’s obligations under the Guaranty pursuant to the Merger.
     NOW, THEREFORE, Guarantor hereby confirms and agrees that it has assumed, as successor in interest by way of the Merger, all of the obligations of Litton under the Guaranty.

NORTHROP GRUMMAN SYSTEMS CORPORATION

By	/s/ Lloyd A. Straits Name: Lloyd A. Straits
Title: Assistant Treasurer